October 5, 2004

Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

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File No. 035342-0025

Re:      Registration Statement on Form S-8 of 141,208 shares of Class A
Common Stock, par value $0.0001 per share, of Broadcom Corporation

Ladies and Gentlemen:

     In connection with the registration by Broadcom Corporation, a California corporation (the “Company”), of 141,208 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Shares”), issuable pursuant to the Alphamosaic Limited 2004 Long Term Incentive Plan (as assumed by the Company) (the “Plan”), under the Securities Act of 1933, as amended, on Form S–8 filed with the Securities and Exchange Commission on October 5, 2004 (the “Registration Statement”), you have requested our opinion set forth below.

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. As to facts material to the opinions expressed herein, we have, with your consent, relied upon written statements and representations of officers and other representatives of the Company.

     We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of California and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP